Free Writing Prospectus
Filed Pursuant to Rule 433
Dated February 24, 2015
Registration Statement Nos. 333-188672-01 and 333-188672-06

$1.5bln Toyota Auto Receivables 2015-A Owner Trust ($938.25mm Offered Notes)
Joint Leads:  J.P. Morgan (struc), Barclays, RBC
Co-Managers:  Citi, Lloyds, SMBC, SocGen

	NOTE	OFFER
CL	AMT($mm)	AMT($mm)	WAL	MDY/S&P	EXP	LGL	PXD	YLD%	CPN%	$PX
A2	445.000	400.500	1.00	Aaa/AAA	08/16	07/17	E+24	0.712	0.71	99.99905
A3	476.500	428.850	2.08	Aaa/AAA	02/18	02/19	IS+25	1.130	1.12	99.98488
A4	121.000	108.900	3.27	Aaa/AAA	09/18	06/20	IS+27	1.532	1.52	99.97720

BILL & DELIVER	:	J.P. Morgan
BBG TICKER	:	TAOT 2015-A
REGISTRATION	:	SEC Registered
EXPECTED RATINGS	:	Moody's/S&P
EXPECTED SETTLE	:	03/04/15
FIRST PAY DATE	:	04/15/15
ERISA ELIGIBLE	:	Yes
EXPECTED PRICING	:	Priced
MIN DENOMS	:	$1k x $1k
PXG SPEED	:	1.3% ABS, 5% Call
CUSIPS	:	A2 - 89236WAB4
A3 - 89236WAC2
A4 - 89236WAD0

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.  Any disclaimer below is not applicable and should be disregarded.